EXHIBIT 99.4

LETTER TO CLIENTS

relating to

ALESTRA, S. DE R.L. DE C.V.’s

Offer to Exchange
Senior Notes due 2010 for outstanding 12 1/8% Senior Notes due 2006	Cash Tender Offer for a portion of outstanding 12 1/8% Senior Notes due 2006
and outstanding 12 5/8% Senior Notes due 2009	and a portion of outstanding 12 5/8% Senior Notes due 2009
and solicitations of consents to amend the indentures for the 12 1/8% Senior Notes due 2006 and the 12 5/8% Senior Notes due 2009

as described in the Prospectus dated             , 2003

To Our Clients:

Enclosed is a Prospectus dated             , 2003 and related Letters of Transmittal (the “Letters of Transmittal”), which together constitute the “Exchange Offers”, the “Cash Tender Offers” and the “Consent Solicitations” relating to Alestra, S. de R.L. de C.V.’s (the “Company”) above-listed securities (the “Existing Notes”). Pursuant to the Exchange Offers, the Company is offering to exchange for the Existing Notes the new notes (the “New Notes”), as described in the Prospectus, and pursuant to the Cash Tender Offers, the Company is offering to exchange for the Existing Notes an amount of cash, as described in the Prospectus. The New Notes will be issued by the Company, and except as described in the Prospectus, will have substantially similar terms to the Existing Notes as currently outstanding.

We are writing to request instructions as to whether you wish to tender any or all of the Existing Notes held by us for your account pursuant to the terms and conditions of the Exchange Offers, the Cash Tender Offer and the Consent Solicitations. We are the holder of record and/or participant in the book-entry transfer facility (The Depository Trust Company) of Existing Notes held by us for your account. A tender of such Existing Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility (The Depository Trust Company) and pursuant to your instructions. The Letters of Transmittal are furnished to you for your information only and cannot be used by you to tender Existing Notes held by us for your account. PLEASE NOTE THAT THE EXCHANGE OFFERS, THE CASH TENDER OFFERS AND THE CONSENT SOLICITATIONS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON             , 2003 UNLESS EXTENDED (THE “EXPIRATION DATE”), SO IT IS IMPORTANT THAT YOU READ THE PROSPECTUS AND LETTERS OF TRANSMITTAL AND FURNISH US WITH YOUR INSTRUCTIONS AS PROMPTLY AS POSSIBLE.

We also request that you confirm that we may on your behalf make the representations contained in the Letters of Transmittal. Pursuant to the Letters of Transmittal, each holder of Existing Notes will make certain representations to the Company. Please read the Letters of Transmittal to understand the representations you will make by signing and returning the Letters of Transmittal.

Very truly yours,